Filed Pursuant to Rule 424(b)(5)

Registration No. 333-226381

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.125% Senior Notes Due 2022	$299,823,000.	$38,917.03
3.550% Senior Notes Due 2024	$499,320,000.	$64,811.74

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 27, 2018)

Edison International

$300,000,000 3.125% Senior Notes Due 2022

$500,000,000 3.550% Senior Notes Due 2024

We are offering $300,000,000 principal amount of our 3.125% Senior Notes due 2022 (the “2022 Notes”). The 2022 Notes will bear interest at the rate of 3.125% per year. Interest on the 2022 Notes is payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 2020 (short first interest period). The notes will mature on November 15, 2022. We may at our option redeem some or all of the 2022 Notes at any time at the redemption price discussed under the caption “Certain Terms of the Notes—Optional Redemption.”

We are also offering $500,000,000 principal amount of our 3.550% Senior Notes due 2024 (the “2024 Notes”). The 2024 Notes will bear interest at the rate of 3.550% per year. Interest on the 2024 Notes is payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 2020 (short first interest period). The notes will mature on November 15, 2024. We may at our option redeem some or all of the 2024 Notes at any time at the redemption price discussed under the caption “Certain Terms of the Notes—Optional Redemption.” We refer to the 2022 Notes and the 2024 Notes together in this prospectus as the “notes.”

The notes will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2022 Note	Total	Per 2024 Note	Total
Public offering price	99.941%	$299,823,000	99.864%	$499,320,000
Underwriting discount	0.350%	$1,050,000	0.600%	$3,000,000
Proceeds to us before expenses	99.591%	$298,773,000	99.264%	$496,320,000

Interest on the notes will accrue from November 19, 2019.

The notes are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about November 19, 2019.

Joint Book-Running Managers

Barclays	Citigroup	SunTrust Robinson Humphrey

Mizuho Securities		SMBC Nikko

Co-Managers

Academy Securities	Blaylock Van, LLC	MFR Securities, Inc.	Penserra Securities LLC

November 14, 2019

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying base prospectus and in any related free writing prospectus that we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we and the underwriters take no responsibility for any other information that others may provide you. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters about us and our financial condition. The second part, the accompanying base prospectus, provides general information about the debt securities that we may offer from time to time, some of which may not apply to the notes we are offering hereby. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying base prospectus. If the description of the notes varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. References in this prospectus to “Edison International,” “we,” “us,” and “our” mean Edison International on a stand-alone basis, not consolidated with its subsidiaries.

PRIIPs Regulation/Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents they incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us and our subsidiaries, include, but are not limited to:

•

the ability of Southern California Edison Company (“SCE”) to recover its costs through regulated rates, including costs related to uninsured wildfire-related and mudslide-related liabilities and costs incurred to prevent future wildfires;

•

our ability to obtain sufficient insurance at a reasonable cost, including insurance relating to SCE’s nuclear facilities and wildfire-related claims, and to recover the costs of such insurance or, in the event liabilities exceed insured amounts, the ability to recover uninsured losses from customers or other parties;

•

risks associated with California Assembly Bill 1054 (“AB 1054”) effectively mitigating the significant risk faced by California investor-owned utilities related to liability for damages arising from catastrophic wildfires where utility facilities are a substantial cause, including SCE’s ability to maintain a valid safety certification, SCE’s ability to recover uninsured wildfire-related costs from the Wildfire Insurance Fund, the longevity of the Wildfire Insurance Fund, and the CPUC’s interpretation of and actions under AB 1054;

•	ability of SCE to implement its Wildfire Mitigation Plan, including effectively implementing Public Safety Power Shut-Offs when appropriate;

•

decisions and other actions by the California Public Utilities Commission (“CPUC”), the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and other regulatory authorities, including decisions and actions related to determinations of authorized rates of return or return on equity, the recoverability of wildfire-related and mudslide-related costs, wildfire mitigation efforts, and delays in regulatory and legislative actions;

•	our ability to borrow funds and access the bank and capital markets on reasonable terms;

•	actions by credit rating agencies to downgrade our or SCE’s credit ratings or to place those ratings on negative watch or outlook;

•

risks associated with the decommissioning of the San Onofre Nuclear Generating Station, including those related to public opposition, permitting, governmental approvals, on-site storage of spent nuclear fuel, delays, contractual disputes, and cost overruns;

•

extreme weather-related incidents and other natural disasters (including earthquakes and events caused, or exacerbated, by climate change, such as wildfires), which could cause, among other things, public safety issues, property damage and operational issues;

•

risks associated with cost allocation, resulting in higher rates for utility bundled service customers because of possible customer bypass or departure for other electricity providers such as Community Choice Aggregators, which are cities, counties, and certain other public agencies with the authority to generate and/or purchase electricity for their local residents and businesses and other electric service providers;

•

risks inherent in SCE’s transmission and distribution infrastructure investment program, including those related to project site identification, public opposition, environmental mitigation, construction, permitting, power curtailment costs (payments due under power contracts in the event there is insufficient transmission to enable acceptance of power delivery), changes in the California Independent Systems Operator’s transmission plans, and governmental approvals;

•

risks associated with the operation of transmission and distribution assets and power generating facilities including: public and employee safety issues, the risk of utility assets causing or contributing to wildfires, failure, availability, efficiency, and output of equipment and facilities, and availability and cost of spare parts;

•	physical security of our critical assets and personnel and the cybersecurity of our critical information technology systems for grid control, and business, employee and customer data;

•	our ability to develop competitive businesses, manage new business risks, and recover and earn a return on our investment in newly developed or acquired businesses;

•

changes in tax laws and regulations, at both the state and federal levels, or changes in the application of those laws, that could affect recorded deferred tax assets and liabilities and effective tax rate;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and rates of inflation, including escalation rates (which may be adjusted by public utility regulators);

•

governmental, statutory, regulatory or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market adopted by the North American Electric Reliability Corporation, Regional Transmission Organizations, and similar regulatory bodies in adjoining regions, and changes in California’s environmental priorities that lessen the importance the state places on greenhouse gas reduction;

•

availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

•	cost and availability of labor, equipment and materials;

•	potential for penalties or disallowance for non-compliance with applicable laws and regulations; and

•

cost of fuel for generating facilities and related transportation, which could be impacted by, among other things, disruption of natural gas storage facilities, to the extent not recovered through regulated rate cost escalation provisions or balancing accounts.

Additional information about risks and uncertainties that could cause results to differ from those currently expected or that otherwise could impact us, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequent to that date. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements.

EDISON INTERNATIONAL

Edison International is the parent holding company of Southern California Edison Company, a California public utility. Edison International also owns or holds interests in companies that are competitive businesses related to the generation or use of electricity. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

RISK FACTORS

Your decision whether or not to purchase any of the notes will involve some degree of risk. You should be aware of and carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2018 and the Form 10-Q for the quarter ended September 30, 2019 (which are incorporated by reference in this prospectus supplement and the related base prospectus). New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. You should also read and consider all of the other information provided or incorporated by reference in this prospectus supplement and the related base prospectus before deciding whether or not to purchase any of the notes. See “Forward-Looking Statements” in this prospectus supplement and “Where You Can Find More Information” in the base prospectus.

You may be unable to sell your notes if a trading market for the notes does not develop.

The notes will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes, and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects, and certain other factors.

The notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of the subsidiaries’ creditors.

The notes are our obligations exclusively and not obligations of our subsidiaries. Because we are a holding company, our obligations under the notes will be structurally subordinated to all existing and future liabilities and preferred equity of our subsidiaries. Therefore, our creditors, including holders of the notes, will not have a direct right to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary. Instead, our creditors will participate in those assets only to the extent that we receive a distribution from the subsidiary on account of any claim or interest that we have against or in the subsidiary. At September 30, 2019, our subsidiaries had total consolidated liabilities of approximately $45.2 billion and preferred equity outstanding with a total liquidation value of approximately $2.2 billion.

We may be unable to meet our ongoing and future financial obligations if our subsidiaries are unable to pay dividends to us.

Our ability to meet our financial obligations is primarily dependent on the earnings and cash flows of our subsidiaries and their ability to pay dividends, make other distributions or repay funds owed from time to time to us. Prior to funding Edison International, our subsidiaries have financial and regulatory obligations that must be satisfied, including, among others, debt service and preferred stock dividends. The CPUC also regulates SCE’s capital structure and limits the dividends it may pay to us. In addition, the indenture under which the notes will be issued does not limit our ability, or the ability of our subsidiaries, to pledge shares of stock as security for other indebtedness.

Certain credit rating agencies may downgrade our credit ratings or place those ratings on negative watch or outlook, which may adversely affect the market price and liquidity, if any, of the notes.

Earlier this year, certain credit rating agencies downgraded our unsecured debt credit ratings. Our credit ratings may be further affected by a variety of factors including additional wildfires, the ultimate outcome of uncertainties and potential liabilities associated with the Southern California wildfire and mudslide events that occurred in 2017 and 2018, the successful implementation of new California laws and policies that provide a standard for the allocation of liability to investor-owned utilities for wildfire-related damages, or the depletion of the newly established wildfire insurance fund by claims from catastrophic wildfires. Additional negative actions by credit rating agencies may adversely affect the market price and liquidity, if any, of the notes.

USE OF PROCEEDS

We intend to use the net proceeds from the offering of the notes to partially repay a borrowing under our term loan agreement, to repay at maturity some or all of EIX’s outstanding 2.125% Senior Notes Due 2020, and the remainder for general corporate purposes. The term loan borrowing has a variable interest rate based on the London Interbank Offered Rate plus 90 basis points. Certain lenders under the term loan agreement are affiliates of certain underwriters of this offering. These lenders will receive a portion of the net proceeds we receive from the offering of the notes based on the amount of the loans they have extended under the term loan agreement. As a result, any such underwriters or their respective affiliates are expected to receive a portion of the proceeds of this offering.

CERTAIN TERMS OF THE NOTES

The notes will be additional series of our debt securities issued under an indenture dated as of September 10, 2010 between Edison International, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the debt securities and the indenture contained in the accompanying base prospectus. This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the Securities and Exchange Commission and you may obtain copies as described under “Where You Can Find More Information” in the accompanying base prospectus.

Interest Rate and Maturity

The notes will bear interest at the rate of 3.125% per year for the 2022 Notes and 3.550% per year for the 2024 Notes. Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2020 (short first interest period), to the holders of record at the close of business on the immediately preceding May 1 and November 1, respectively. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that the amount of interest payable for any period shorter or longer than a full interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period using 30-day months.

The notes will mature on November 15, 2022 in the case of the 2022 Notes and on November 15, 2024 in the case of the 2024 Notes. The notes are subject to earlier redemption at our option as described under “—Optional Redemption.”

If any interest payment date, redemption date or the maturity date of the notes is not a business day in any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day in that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be. The regular record date for all payments of interest on the notes will be the first day of the month in which payment is to be made, whether or not such day is a business day.

We will pay interest on, principal of, and any premium on, the notes at stated maturity, upon redemption or otherwise, as described under “—Book-Entry, Delivery and Form.” The notes initially will be issued in book-entry form and represented by global securities deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except in limited circumstances. If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Ranking

The notes will be our unsecured senior debt obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, the notes will be effectively subordinated to all existing and future liabilities (including indebtedness) and preferred equity of our subsidiaries. At September 30, 2019, our subsidiaries had total consolidated liabilities of approximately $45.2 billion, and preferred equity outstanding with a total liquidation value of approximately $2.2 billion. See “Description of the Debt Securities—Ranking—Holding Company Structure” in the accompanying base prospectus.

Optional Redemption

We will be entitled to redeem the notes at our option as described below. You will not be permitted to require us to redeem or repurchase the notes at your option.

All or a portion of the 2022 Notes and the 2024 Notes may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date prior to October 15, 2022 in the case of the 2022 Notes and prior to October 15, 2024 in the case of the 2024 Notes, will be equal to the greater of the following amounts:

•	100% of principal amount; or

•

the sum of the present values of the remaining scheduled payments of principal and interest, assuming for such purpose that the 2022 Notes mature on October 15, 2022 and the 2024 Notes mature on October 15, 2024, on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined below) plus 25 basis points in the case of the 2022 Notes and plus 30 basis points in the case of the 2024 Notes, as determined by the Independent Investment Banker (as defined below), plus, in each case, accrued and unpaid interest on the notes to be redeemed to but excluding the redemption date. The redemption price will be calculated by us on the basis of a 360-day year consisting of twelve 30-day months.

The redemption price for the notes to be redeemed on any redemption date on or after October 15, 2022 in the case of the 2022 Notes or on or after October 15, 2024 in the case of the 2024 Notes will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Adjusted Treasury Rate” means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date fixed for redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming for such purpose that the 2022 Notes mature on October 15, 2022 and the 2024 Notes mature on October 15, 2024) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed (assuming for such purpose that the 2022 Notes mature on October 15, 2022 and the 2024 Notes mature on October 15, 2024).

“Comparable Treasury Price” means, for any date fixed for redemption, the average of the four Reference Treasury Dealer Quotations for the date fixed for redemption after excluding the highest and lowest such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us or its successor or, if such firm or its successor, as applicable, is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of (1) Barclays Capital Inc., Citigroup Global Markets Inc., a Primary Treasury Dealer (as defined herein) selected by SunTrust Robinson Humphrey, Inc., and any other primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”) designated by, and not affiliated with, any of the foregoing or their successors, provided, however, that if any of the foregoing, or any of their designees, ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the date fixed for redemption.

We will provide notice of any redemption at least 30 days but not more than 60 days before the redemption date to the registered holders of the notes to be redeemed. We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. See “Description of the Debt Securities—Redemption” in the accompanying base prospectus.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

No Sinking Fund

There will be no provisions for any sinking funds for the notes.

Other

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of the notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued shall have the same form and terms (other than the date of issuance, public offering price, and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest as the notes previously issued, and such additional notes shall form a single series with the notes offered by this prospectus supplement, provided that such additional notes shall be fungible with the notes offered by this prospectus supplement for United States federal income tax purposes.

Book-Entry, Delivery, and Form

The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the notes will be deposited with The Bank of New York Mellon Trust Company, N.A., as trustee, as custodian for The Depository Trust Company in New York, New York (which we refer to as “DTC”), and registered in the name of DTC or its nominee.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

You may elect to hold interests in a global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

So long as DTC, or its nominee, is the registered owner or holder of any of the notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such notes represented by the global note for all purposes under the note indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the note indenture.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the trustee, any paying agent, or we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

We expect that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds. Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.

We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

A global note is exchangeable for definitive notes in registered certificate form if:

•

DTC (i) notifies us that it is unwilling or unable to continue as depositary for the global notes, and we fail to appoint a successor depositary, or (ii) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended; or

•	at our option, we notify the trustee in writing that we have elected to cause the issuance of the certificated securities.

In all cases, certificated securities delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Mellon Trust Company, N.A., Chicago, Illinois, or the office or agency designated for such purpose.

DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustee, the paying agent, nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the global noteholder. We will make all payments of principal, interest and premium with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The exchange notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Global Clearance and Settlement Procedures

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

UNDERWRITING (CONFLICT OF INTEREST)

Barclays Capital Inc., Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc., as representatives of the underwriters named below (the “Representatives”) and, together with Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc., as joint book-running managers of the offering, have entered into an underwriting agreement, dated the date of this prospectus supplement, with Edison International relating to the offer and sale of the notes. In the underwriting agreement, Edison International has agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from Edison International, the principal amount of notes set forth opposite its name below:

Underwriter	Principal Amount of 2022 Notes to be Purchased	Principal Amount of 2024 Notes to be Purchased
Barclays Capital Inc.	$54,000,000	$90,000,000
Citigroup Global Markets Inc.	$54,000,000	$90,000,000
SunTrust Robinson Humphrey, Inc.	$54,000,000	$90,000,000
Mizuho Securities USA LLC	$54,000,000	$90,000,000
SMBC Nikko Securities America, Inc.	$54,000,000	$90,000,000
Academy Securities, Inc.	$7,500,000	$12,500,000
Blaylock Van, LLC	$7,500,000	$12,500,000
MFR Securities, Inc.	$7,500,000	$12,500,000
Penserra Securities LLC	$7,500,000	$12,500,000

Total	$300,000,000	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering price less a concession not to exceed 0.200% of the principal amount of the 2022 Notes and not to exceed 0.350% of the principal amount of the 2024 Notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.125% of the principal amount of the 2022 Notes and not to exceed 0.250% of the principal amount of the 2024 Notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price and concessions.

The following table summarizes the underwriting discounts to be paid by us to the underwriters in connection with this offering:

Paid by us
Per 2022 Note	0.350%
Per 2024 Note	0.600%

Total Underwriting Discount	$4,050,000

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions, and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be $714,000.

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

We expect delivery of the notes will be made against payment therefor on or about November 19, 2019, which is the third business day after the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus will be required, by virtue of the fact that the notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

We intend to use the net proceeds from the offering of the notes to partially repay a borrowing under our term loan agreement. See “Use of Proceeds.” Certain lenders under the term loan agreement are affiliates of certain underwriters of this offering and will receive a portion of the proceeds of this offering. Because certain of the underwriters, or their affiliates, will receive more than 5% of the net proceeds of the offering of the notes, a conflict of interest under Rule 5121 of the Financial Industry Regulatory Authority, Inc. is deemed to exist. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121. Additionally, client accounts over which those certain underwriters or any affiliate has investment discretion are not permitted to purchase the notes, either directly or indirectly, without the specific written approval of the accountholder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and instruments or those of our affiliates. See “Use of Proceeds.” The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

No action has been or will be taken by us that would permit a public offering of the notes, or possession or distribution of this prospectus supplement or the accompanying base prospectus or any other offering or publicity material relating to the notes, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying base prospectus and any other offering or publicity material relating to the notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes:

(a) a retail investor means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the Prospectus Directive, and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “FSMA”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the FSMA (all such persons together being referred to as “relevant persons”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement and the accompanying base prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

This prospectus supplement and the accompanying base prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any notes in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The notes may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.

Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong any notes by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, (b) has not offered or sold and will not offer or sell any notes, and (c) has not made and will not make any notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

This prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Republic of Korea

The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (the “FSCMA”) and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold and delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). For a period of one year from the issue date of the notes, any acquirer of the notes who was solicited to buy the notes in Korea is prohibited from transferring any of the notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

United Arab Emirates

This prospectus supplement and the accompanying base prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).

This prospectus supplement and the accompanying base prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

LEGAL MATTERS

Michael A. Henry, Assistant General Counsel, will pass upon the legality of the notes for us. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Mr. Henry is a salaried employee of Southern California Edison Company and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan.

PROSPECTUS

EDISON INTERNATIONAL

Debt Securities

We may offer and sell an indeterminate amount of debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that may be offered.

Each time debt securities are sold, a supplement to this prospectus that contains specific information about the offering and the terms of the debt securities will be provided. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the debt securities.

The debt securities may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the debt securities, the principal amounts of debt securities to be purchased by them, and the compensation they will receive.

We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

This prospectus may be used to offer and sell debt securities only if accompanied by the prospectus supplement for those debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 27, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is provided by Edison International which is sometimes referred to in this prospectus by the terms “we,” “us” and “our.”

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we may sell the debt securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that contains specific information about the terms of the debt securities. The supplement may also add, delete, update or change information contained in this prospectus. You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent. Before purchasing any debt securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying supplement and in any applicable free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. We will not make an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their respective covers, or any earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying supplement and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated or otherwise could impact us and the value of our debt securities. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us or the value of our debt securities, are described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this prospectus.

We urge you to read this entire prospectus, including any supplement and the information incorporated by reference, and carefully consider the risks, uncertainties and other factors that affect our business. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements. You should review future reports we file with the Securities and Exchange Commission.

EDISON INTERNATIONAL

Edison International is the parent holding company of Southern California Edison Company and Edison Energy Group. Southern California Edison Company is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California. Edison Energy Group is a holding company for subsidiaries engaged in pursuing competitive business opportunities across energy services and managed portfolio solutions to commercial and industrial customers. Edison Energy Group’s business activities are currently not material to report as a separate business segment. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we intend for the net proceeds of the offered debt securities to be used for general corporate purposes or to reduce short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of Edison International’s consolidated earnings to fixed charges for each year in the five-year period ended December 31, 2017 and for the six months ended June 30, 2018:

	Year Ended December 31,					Six Months Ended June 30,
	2013	2014	2015	2016	2017	2018
Ratio of Earning to Fixed Charges	3.03	4.26	3.61	3.57	2.43	2.36

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the terms and provisions of the debt securities we may offer and sell by this prospectus in one or more distinct offerings. This summary is not meant to be a complete description of each series of debt securities. This prospectus and any accompanying prospectus supplement will contain the particular terms and conditions for each series of debt securities. For more information about the debt securities, please refer to the indenture dated as of September 10, 2010 between Edison International and The Bank of New York Mellon Trust Company, N.A., as trustee, for the issuance of debt securities, which we refer to as the “indenture” in this prospectus.

We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus. We refer to the trustee for the indenture as the “indenture trustee.” The indenture is governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified by all the provisions of the indenture, including definitions of terms used in the indenture. Therefore, you should read carefully the detailed provisions of the indenture, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We may issue an unlimited amount of debt securities under the indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular debt securities will be specified in a supplemental indenture (including any pricing supplement) or in one or more officer’s certificates of Edison International pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms, among others, of the series of debt securities:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of that series;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

•

any obligation or option of Edison International to redeem, purchase or repay debt securities, or any option of the registered holder to require Edison International to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof);

•	any provision relating to deferral of interest payments;

•	whether the debt securities are subject to discharge or defeasance at our option;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

•	any other terms of the debt securities.

Ranking

The debt securities will be unsecured senior debt obligations of Edison International. The indebtedness represented by the debt securities will rank equally with all other unsecured and unsubordinated debt of Edison International.

Holding Company Structure

Edison International conducts its operations through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Edison International’s cash flow and its ability to meet its obligations under its debt securities are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Edison International. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Edison International debt securities or to make any funds available for payment of amounts due on these debt securities.

Because Edison International is a holding company, its obligations under the debt securities will be structurally subordinated to all existing and future liabilities and preferred equity of its subsidiaries. Therefore, the rights of Edison International’s creditors, including the rights of the holders of the debt securities issued by Edison International, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will depend on the rights of Edison International against the subsidiary. In that regard, Edison International’s equity interest in the subsidiary would be subject to the prior claims of the subsidiary’s creditors and preferred stockholders. To the extent that Edison International may itself be a creditor with recognized claims against any of its subsidiaries, Edison International’s claims would be subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary or any other indebtedness or other liabilities of the subsidiary that are senior to the claims held by Edison International.

Payment of Debt Securities—Interest

Unless indicated otherwise in an applicable prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

Unless otherwise specified in connection with a particular offering of debt securities:

•

if an interest payment date falls on a day that is not a Business Day, the payment due on such interest payment date will be postponed to the next succeeding Business Day and no further interest will accrue in respect of such postponement;

•

interest will be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that the amount of interest payable for any period shorter or longer than a full interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period using 30-day months; and

•	in this section, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in Los Angeles.

If a date for payment of interest or principal on the debt securities falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

If we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

•

We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

•

Alternatively, we can propose to the indenture trustee any other lawful manner of payment, provided that is not inconsistent with the requirements of any securities exchange on which the debt securities are listed for trading, if any. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed.

Payment of Debt Securities—Principal

Unless indicated otherwise in an applicable prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our initial paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent, may appoint one or more additional paying agents, and may act as our own paying agent.

If the stated maturity of the debt securities falls on a day that is not a Business Day, the payment due at stated maturity will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement.

Form; Transfers; Exchanges

Unless we indicate otherwise in an applicable prospectus supplement, the debt securities will be issued

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

Global Debt Securities

We may issue debt securities of any series in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, The Depositary Trust Company (“DTC”) or a depositary identified in the prospectus supplement relating to that series. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of debt securities, and how that arrangement may affect the process for receiving payments on the debt securities, in the prospectus supplement relating to that series.

Exchange

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities (other than debt securities represented by a global security) at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities (other than debt securities represented by a global security). We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers, if applicable.

In our discretion, we may change the place for registration of transfer of the debt securities (other than debt securities represented by a global security) and may remove and/or appoint one or more additional security registrars.

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to mailing any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate otherwise in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice mailed between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to but excluding the redemption date once you surrender the debt security for redemption. If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, the redemption will not occur.

Events of Default

An “event of default” occurs with respect to debt securities of any series if:

(a)	we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

(b)	we do not pay principal or premium on any debt securities of the applicable series on the due date;

(c)	we do not pay any sinking fund installment on debt securities of the series within 60 days of the due date;

(d)

we remain in breach of a covenant (excluding covenants not applicable to the affected series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 33% of the principal amount of debt securities of the affected series;

(e)	we file for bankruptcy or other specified events in bankruptcy, insolvency, or reorganization occur; or

(f)	any other event of default specified in the applicable prospectus supplement occurs.

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If an event of default described in clauses (d) or (e) of “—Events of Default” above occurs and is continuing with respect to all series of debt securities, then either the indenture trustee or the registered holders of not less than 33% in principal amount of all outstanding debt securities may declare the principal amount of all outstanding debt securities to be due and payable immediately.

Rescission of Acceleration

After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series or all series of debt securities, as the case may be, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series or all series may rescind and annul the declaration and its consequences, if

•	we pay or deposit with the indenture trustee a sum sufficient to pay

•	all overdue interest;

•	the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on overdue interest to the extent lawful;

•	all amounts due to the indenture trustee under the indenture; and

•

all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

Subject to the indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or

•	exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

•	the registered holders’ directions will not conflict with any law or the indenture; and

•	the registered holders’ directions may be declined to be followed by the indenture trustee where the indenture trustee determines such directions would involve it in personal liability.

The indenture trustee may also take any other action it deems proper which is consistent with the registered holders’ direction.

In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless

•	that registered holder has previously given the indenture trustee written notice of a continuing event of default;

•

the registered holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all the affected series, considered as one class, or, in the case of an event of default described in clauses (a), (b) or (c) of “Events of Default,” above, that series, have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

•

for 60 days after receipt of the notice request and offer of such indemnity, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all the series, considered as one class, or, in the case of an event of default described in clauses (a), (b) or (c) of “Events of Default,” above, that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders, seek to obtain priority or preference over other registered holders or enforce any right under the indenture except as provided in the indenture and for the equal and ratable benefit of all registered holders.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act of 1939, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (d) under “Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof.

The Trust Indenture Act of 1939 currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the indenture trustee with a statement each calendar year as to our compliance with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security.

Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class.

Covenants

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, Edison International will preserve its corporate existence.

Edison International has agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by the consolidation or into which Edison International is merged, or the entity which acquires or which leases the property and assets of Edison International substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of the covenants of Edison International under the indenture,

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing, and

•	we have given the indenture trustee an officers’ certificate and legal opinion that all conditions in the indenture relating to the transactions have been complied with.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of its assets to an affiliate that has no significant assets or liabilities and was formed for the purpose of changing our jurisdiction of organization or our form of organization; provided that the successor assumes all of our obligations under the indenture.

No Financial Covenants

The indenture contains no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to Edison International; or

•

to add one or more covenants of Edison International or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon Edison International; or

•	to add any additional events of default for all or any series of debt securities; or

•	to add to, change or eliminate any provision of the indenture that does not adversely affect the interests of the registered holders in any material respect; or

•	to provide security for the debt securities of any series; or

•	to add guarantors for the debt securities of any series; or

•	to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture; or

•	to provide for the issuance of bearer securities; or

•	to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee; or

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities; or

•

to cure any ambiguity, defect or inconsistency or to make any other changes, provided that any such action does not adversely affect the interests of the holders of the debt securities in any material respect; or

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any series or tranche of debt securities may be listed or traded; or

•	to qualify the indenture under the Trust Indenture Act of 1939 or to add to the indenture any provisions expressly required by the Trust Indenture Act of 1939; or

•

to conform the indenture or any debt securities to the relevant description in this prospectus, a prospectus supplement or other disclosure document, provided that such changes do not adversely affect the interests of the holders of the debt securities in any material respect.

If the Trust Indenture Act of 1939 is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act of 1939 to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, regardless of whether Edison International and the applicable indenture trustee enter into one or more supplemental indentures to effect or evidence the amendment as described above.

In our discretion, with notice to the indenture trustee, we may change any place or places where

•	we may pay principal, premium and interest,

•	debt securities may be surrendered for transfer or exchange, or

•	notices and demands to or upon Edison International may be served.

With Registered Holder Consent

We and the indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby,

•

change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right provided for in the indenture to bring suit to enforce any payment;

•	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

•	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche.

Miscellaneous

The indenture provides that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date.

Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of debt securities entitled to such payment must look only to us for payment.

Defeasance and Covenant Defeasance

The indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance”; and

•	released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

The indenture permits defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance generally should not be treated as a taxable exchange.

Resignation and Removal of the Indenture Trustee; Deemed Resignation

The indenture trustee may resign at any time by giving written notice to us.

The indenture trustee may also be removed with respect to any series of debt securities by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any such series.

No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned.

Governing Law

The indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

The validity of the debt securities offered by this prospectus will be passed upon for Edison International by Barbara E. Mathews, its Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary, and for any underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Ms. Mathews is a salaried employee of Southern California Edison Company and earns stock-based compensation based on Edison International’s common stock. Additionally, she may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan.

Cleary Gottlieb Steen & Hamilton LLP, New York, New York has from time to time provided, and may provide in the future, legal services to Edison International and its affiliates.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling them at 1-800-SEC-0330. You can also access the documents we file electronically with the Securities and Exchange Commission from the website http://www.sec.gov.

You may also review reports, proxy statements and other information about Edison International at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on our web site at http://www.edison.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on Edison International’s web site or that can be accessed through its web site does not constitute part of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed the indenture and other documents establishing the terms of the offered debt securities as exhibits to the registration statement. Statements in this prospectus or any supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2017.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 , and June 30, 2018.

•	Our Current Reports on Form 8-K filed January 26 , January 31, February 27, and May 18, 2018.

•

All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the end of the offering of the debt securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008

Edison International

$300,000,000 3.125% Senior Notes Due 2022

$500,000,000 3.550% Senior Notes Due 2024

PROSPECTUS SUPPLEMENT

November 14, 2019

Joint Book-Running Managers

Barclays	Citigroup	SunTrust Robinson Humphrey

Mizuho Securities		SMBC Nikko

Co-Managers

Academy Securities	Blaylock Van, LLC	MFR Securities, Inc.	Penserra Securities LLC